Exhibit 10.1

RESTATED LICENSE AGREEMENT

THIS RESTATED LICENSE AGREEMENT, is made and entered into as of the 1st day of February, 2008 (the “Effective Date”), by and between Cherokee, Inc., 6835 Valjean Avenue, Van Nuys, California  91406 (“Licensor”), and Target Corporation, 1000 Nicollet Mall, Minneapolis, Minnesota 55403 (“Licensee”), collectively referred to as the “Parties” and singly as a “Party”.

WHEREAS, the Parties previously entered into an agreement dated November 12, 1997 as assigned as of January 29, 2003 (as assigned the “Prior Agreement”);

WHEREAS, Licensor is the owner of the “Cherokee” trademark, various other marks incorporating the name Cherokee and certain common law rights in and to the name Cherokee, with various stylized designs (collectively, the “Trademark”), copies of which are attached as Exhibit A hereto, and the goodwill associated with the Trademark; and

WHEREAS, Licensor and Licensee desire to enter into this Restated License Agreement as of the Effective Date on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	Grant of License.

a.

Upon the terms and conditions contained in this Restated Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, the exclusive (as defined hereinbelow) right and license to use the Trademark, during the term provided in Section 2 below, solely in connection with the sale of the merchandise bearing the Trademark, in the categories indicated below (the “Merchandise”), solely by Target Retail Operations (as hereinafter defined), located in the United States of America (the “Retail Operations”), and to manufacture such Merchandise (and have such Merchandise manufactured) solely for sale by the Retail Operations. Such rights shall include the right to advertise the Trademark in connection with the Merchandise. Such license shall not include the right to grant sublicenses to third parties. The foregoing license is limited to use of the Trademark in connection with the sale of Merchandise by the Retail Operations and does not include the right to use the Trademark in connection with the manufacture, distribution or sale of any products except for Merchandise sold by the Retail Operations. As used herein, the Retail Operations shall mean Target Stores, Target Greatland, SuperTarget, and any other store opened by Licensee, within the United States, during the Term of this Restated Agreement, and/or any other merchandising activities undertaken by Licensee, within the United States, during the Term of this Restated Agreement, including but not limited to direct mail, interactive on line or kiosk selling. If Licensee desires to open a Retail Operation outside the United States, and Licensor owns the Trademark in such other country, and if Licensor has no license in such other country, this Restated Agreement shall then apply to Licensee in such other country.

b.	The following categories of Merchandise, shall be exclusive to Licensee, in the United States, in all classes of trade:

(i) Men’s, Women’s and Children’s Apparel (including, but not limited to intimate apparel, foundations and sleepwear, but excluding industrial and school uniforms).*

	(ii)	Men’s, Women’s and Children’s Footwear (excluding nurses and lab technicians shoes).*

(iii)

Men’s, Women’s and Children’s Accessories, including, but not limited to, luggage, jewelry, handbags, small leather goods, belts, neckwear, hairgoods, hats, rainwear, gloves, hosiery, slippers, sunglasses/eyewear and watches.

	(iv)	Bed and Bath Products and Accessories.

	(v)	Luggage, Sportsbags and Backpacks.

	(vi)	Home Textiles.

	(vii)	Domestics and Home Decor.

	(viii)	Home Furnishings.

	(ix)	Sporting Goods.

	(x)	Cosmetics, Bath and Body Products.

*Licensor does not have the right to license the Trademark in connection with the excluded goods.

Licensee may propose additional classes of merchandise for inclusion in this Restated Agreement.  Should Licensor, in its sole discretion, determine to include such additional classes of merchandise, this Restated Agreement shall be amended to include such additional classes of merchandise within the definition of Merchandise.  Licensor shall be responsible for all costs and attorney’s fees incurred by Licensor in obtaining trademark registration under the laws of the United States for such additional classes of merchandise, if necessary and available.

2.	Term.

a.

Initial Restated Term.  The initial term of this Restated Agreement shall commence on the Effective Date and shall end January 31, 2012. As used hereinafter, the term fiscal year shall mean the 12 month period ending at midnight on the Saturday closest to January 31 (hereinafter “Fiscal Year”).

	b.	Extended Restated Terms. Provided that Licensee is current in its payments of the Minimum Guaranteed Royalty (as hereinafter defined) for the Fiscal Year ending in

2012 (1/31/2013), this Restated Agreement will automatically renew for the Fiscal Year ending in 2013 (1/31/2014), and will continue to automatically renew for successive one (1) Fiscal Year terms, provided that Licensee has paid a Minimum Guaranteed Royalty equal to or greater than $9,000,000 for the preceding Fiscal Year. (The Initial Restated Term and the Extended Restated Terms, if any, are hereinafter referred to as the “Restated Term”).

c.

Termination.  Notwithstanding Section 2b above, (i) Licensee may terminate this Restated Agreement effective January 31, 2012, if it gives Licensor written notice of its intent to do so one (1) year prior to the date of termination.

3.	Payments.

a.

Royalty.  Each Fiscal Year during the Restated Term, Licensee shall pay to Licensor as a royalty (the “Royalty”) an amount equal to the greater of (i) the minimum guaranteed royalty applicable to such Fiscal Year, as set forth in Section 3c below (“Minimum Guaranteed Royalty”), or (ii) two percent (2%) of Licensee’s Net Sales (as defined in Section 3b below) of Merchandise during such Fiscal Year, on sales up to $300,000,000, one and one-half percent (1½%) of Licensee’s Net Sales of Merchandise during such Fiscal Year on sales greater than $300,000,000 and up to $700,000,000, eight-tenths of one percent (.8%) of Licensee’s Net Sales of Merchandise during such Fiscal Year on sales greater than $700,000,000 and up to $1,000,000,000, seven-tenths of one percent (.7%) of Licensee’s Net Sales of Merchandise during such Fiscal Year on sales greater than $1,000,000,000 and up to $1,500,000,000, and five-tenths of one percent (.5%) of Licensee’s Net Sales of Merchandise during such Fiscal Year on sales greater than $1,500,000,000.

b.

Net Sales.  The term “Net Sales” as used herein shall mean the gross sales price to customers of all sales of Merchandise (whether regular, markdown, clearance or otherwise), excluding sales tax and finance charges and less returns of Merchandise. No other deductions shall be taken.

	c.	Minimum Guaranteed Royalties. The Minimum Guaranteed Royalties for each Fiscal Year shall be $9,000,000.

4.	Manner of Payment.

a.

Quarterly Payment. Not later than the 20th day after the end of each and every fiscal quarter, beginning with the first fiscal quarter of 2008, Licensee shall pay and deliver to Licensor an amount equal to the greater of (i) twenty five percent (25%) of the Minimum Guaranteed Royalty applicable to the then current Fiscal Year, or (ii) the applicable Royalty percentage (2%, 1 1/2%, .8%, .7% or .5% or combinations thereof as the case may be, on a cumulative basis, as set forth in Section 3a above) multiplied by its Net Sales in the immediately previous fiscal quarter (the applicable royalty).

b.

Prompt Delivery.     Licensee acknowledges and agrees that the timely delivery of the payments required by Section 4a and the Quarterly Reports and Sales Reports required by Section 5 hereof are essential to this Restated Agreement. Interest shall accrue on all past due payments hereunder from their respective due dates until paid at the rate of one percent (1%) per month, or if such rate exceeds the maximum rate allowed by law, at the maximum rate allowed by law, and shall be payable on demand.

5.	Reports, Record Keeping and Audits

a.

Maintenance of Records.    Licensee shall keep books of account and records in accordance with generally accepted accounting principles, consistently applied, covering all sales relating to this Restated Agreement and the license hereby granted. Such records shall be maintained for at least two (2) years after the quarter to which such records relate.

	b.	Quarterly Reports. Every Royalty payment pursuant to Section 4a shall be accompanied by a written report (individually, the “Quarterly Report” and collectively, the “Quarterly Reports”) as to:

		(i)	The quantity, description and sales price of all Merchandise sold by Licensee during the quarter to which such Royalty relates;

		(ii)	The aggregate gross sales of all Merchandise and the Net Sales of Merchandise, year to date, and the Net Sales of Merchandise for such quarter;

		(iii)	Any other related information that may be reasonably requested by Licensor.

c.

Sales Reports.    In addition, Licensee shall provide Licensor with weekly sales recap reports and seasonal sales projections as developed and revised (collectively, the “Sales Reports”); provided, however, that all such Sales Reports shall be in the form and format used by Licensee in the ordinary course of business.

d.

Audit.     Licensor and its duly authorized representatives shall have the right upon reasonable notice and at all reasonable hours during normal business days to examine and copy such books of account and records and all other documents and materials in the possession or under the control of Licensee as may be necessary to determine whether Royalties have been accurately calculated and paid hereunder, the cost of which shall be borne by Licensor. Licensor shall not conduct an audit more than once with respect to any Fiscal Year and in no event shall such audit be during Licensee’s fourth fiscal quarter. If the audit discloses that the Royalty payments actually due exceed the Royalty payments paid, Licensee shall pay the unpaid Royalty and interest on such unpaid Royalty payments computed from the date such Royalty payments were due, accrued at the rate of one percent (1%) per month, or if such rate exceeds the maximum rate allowed by law, at such maximum legal rate. If the audit discloses that the Royalty payments made by Licensee exceed the Royalty payments due, Licensor shall reimburse Licensee in the amount the overpaid Royalty and interest on such overpayment, computed from the date such Royalty payments were made, accrued at the rate of one percent (1%) per month. In addition, if the audit discloses that the Royalty payments actually due exceed the Royalty payments paid by an amount greater than five percent (5%) of the Royalty payments paid, the cost of the audit performed by Licensor shall be paid by Licensee.

e.

Financial Statements.     If, at any time during the Initial Term, Licensee is no longer a company required to provide public financial information pursuant to the Securities and Exchange Commission reporting requirements, Licensee shall, upon reasonable request of Licensor, and from time to time thereafter, provide Licensor with interim and audited annual financial statements.

6.	Standards of Quality

a.

Standards and Prestige of Merchandise.    Licensee acknowledges that the Trademark has established prestige and goodwill and is well recognized in the minds of the public, and that it is of great importance to each party that in the manufacture and sale of the Merchandise the high standards and reputation that Licensor has established be maintained. Accordingly, all items of Merchandise manufactured or caused to be manufactured by Licensee hereunder and any other expression by Licensee, which by its nature conveys to others the existence of a relationship between the Licensee and the Trademark, including, without limitation, all packaging, labeling, fixturing, advertising, point-of-sale materials and product literature (any such expression as herein referred to as “Trademark Use Materials”) shall meet or exceed the quality and workmanship historically provided under the Prior Agreement.  From time to time during the Term of this Restated Agreement and as Licensor reasonably requests, so as not to disrupt the ongoing business processes of Licensee, Licensee shall supply Licensor or a designee of Licensor with a reasonable assortment of samples of Merchandise (including samples of labeling and packaging used in connection therewith).  In addition, Licensee shall supply Licensor or a designee of Licensor with samples of its logo designs and formats for use of the Trademark in connection with labels and packaging materials.  Upon receipt of such designs and formats, Licensor shall have five (5) business days in which to review and approve those materials, which approval shall not be unreasonably withheld.  Thereafter, all uses of the Trademarks by Licensee in connection with labels and packaging materials shall conform in all materials respects with the approved designs and formats and Licensee shall have no obligation to provide samples of such materials for review or approval by Licensor, as long as there are no material changes to the approved designs and formats.  Licensor acknowledges and agrees that all Trademark Use Materials in use as of the Effective Date are deemed approved.  If Licensor shall not have indicated approval or disapproval of any such materials in such five (5) business days, then the Materials shall be deemed to have been approved.  If Licensor disapproves of a submission, it shall advise Target in writing of the reasons for such disapproval within such five (5) day period.  In the case of disapproval, the Parties shall work together in good faith to timely modify any such materials so that they are reasonably acceptable to Licensor and Licensee.  If the Parties are unable to reach agreement in three (3) consecutive business days, Licensee may continue to use previously approved designs and formats.  Licensee shall sell or otherwise dispose of miscuts or damaged Merchandise only after Licensee has cut out the labels or any other item that identifies the Merchandise with the Trademark.

b.

Standards and Procedures. Upon the request of Licensor, but not more than once each Fiscal Year, Licensee shall provide Licensor with a written copy of Licensee’s quality control standards and procedures.  At Licensee’s request, Licensor and Licensee will meet annually before Licensor’s Quality Control Standards are established for such year and Licensee shall have the right to approve such standards and procedures before they are implemented; provided, however, that such Quality Control Standards shall be consistent with the quality standard set forth in Section 6a hereinabove.

7.	Protection of Trademark

a.

Acknowledgments and Agreements of Licensee.  As a material inducement to Licensor to enter into this Restated Agreement, and as a material part of the consideration to Licensor hereunder, Licensee hereby acknowledges and agrees that:

(i)

(a) Licensor owns the Trademark in various countries worldwide, and all rights, registrations, applications and filings with respect to such Trademark, and all renewals and extensions of any such registrations, applications and filings, (b) Licensor has the right to license the Trademark, and (c) Licensee is acquiring hereby only the right to use the Trademark for the purpose stated in and pursuant to the terms and conditions of the Restated Agreement.

(ii)

(a) Great value is placed on the Trademark, and the goodwill associated therewith, (b) the Trademark and all rights therein and goodwill pertaining thereto belong exclusively to Licensor, and (c) all authorized use of the Trademark by Licensee shall inure to the benefit of Licensor.

(iii)

The conditions, terms, restrictions, covenants and limitations of this Restated Agreement are necessary, equitable, reasonable and essential to assure the consuming public that all goods sold under the Trademark are of the same consistently high quality as sold by Licensor and by others who are licensed to design, manufacture and/or sell any products by, under or with the Trademark, if any.

	b.	Protection of Rights.

		(i)	Restriction on Use. Licensee shall not use or permit the use of the Trademark for any purpose or use other than the uses licensed under this Restated Agreement.

		(ii)	General. Licensee shall cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor’s (or any grantee of

Licensor’s) rights in and to the Trademark. Licensee shall cause to appear on and in connection with the Merchandise and the Trademark Use Materials the ® or ™ as applicable.

(iii)

Registration.    Licensee shall, upon request, supply to Licensor enough specimens of advertisements, tags, labels and other use of the Trademark as may be required in connection with any of Licensor’s Trademark applications or registrations. Licensee shall execute any instrument Licensor shall reasonably deem necessary or desirable to record or cancel Licensee as a registered user of the Trademark, it being understood and agreed that Licensee’s right to use the Trademark in the event that the filing of a registered user application is required or is requested by Licensor shall commence only upon the filing of such registered user application, and shall continue only so long as this Restated Agreement remains in effect.

(iv)

Customer Complaints.    Licensee shall, in connection with its duty to use the Trademark so as to promote the continuing goodwill thereof, give immediate attention and take necessary action to satisfy all legitimate customer complaints brought against Licensee in connection with the Merchandise or the Stores. Licensee shall give Licensor immediate written notice of all complaints that in Licensee’s opinion are likely to result in litigation. Licensee shall cooperate with Licensor upon request to achieve as good a reputation and press for the Trademark as possible.

(v)

Exclusivity.     Licensor agrees that during the term of this Restated Agreement it will not license the Trademark, and/or renew or otherwise extend existing license agreements between Licensor and any third party(ies), in the United States, in any merchandise category whatsoever.

8.	Defaults and Remedies.

	a.	Defaults by Licensee. The occurrence of any one or more of the following shall constitute a default by Licensee under this Restated Agreement:

(i)

Licensee shall fail to make any payment, submit any Quarterly Report or provide any financial information required under this Restated Agreement when due, and such failure continues for more than thirty (30) days after written notice thereof, unless such failure cannot be cured within such thirty (30) day period and Licensee shall have commenced to cure the failure and proceeds diligently thereafter to cure such failure.

(ii)

Licensee uses the Trademark in any manner likely to endanger the validity of the Trademark or to damage or impair the reputation or value of the Trademark, and such action continues for more than thirty (30) days after written notice thereof, unless the action cannot be cured within such thirty

(30) day period and Licensee shall have commenced to cure the action and proceeds diligently thereafter to cure such action.

(iii)

The failure of Licensee to perform any of its other material obligations under this Restated Agreement and such failure continues for more than thirty (30) days after written notice thereof, unless the failure cannot be cured within such thirty (30) day period and Licensee shall have commenced to cure the failure and proceeds diligently thereafter to cure such failure.

b.

Default by Licensor.     If Licensor fails to perform any of its material obligations under this Restated Agreement and such failure continues for more than thirty (30) days after the written notice thereof, such failure shall constitute a failure by Licensor under this Restated Agreement, unless the failure cannot be cured within such thirty (30) day-period and Licensor shall have commenced to cure such failure and proceeds diligently thereafter to cure such failure.

c.	Remedies

(i)

If Licensee has not cured any such breach or non-performance in accordance with Section 8a above, in addition to all other rights and remedies available to Licensor, whether pursuant to the terms of this Restated Agreement at law in equity or otherwise, Licensor shall have the right to terminate this Restated Agreement without further notice to Licensee and all unpaid Minimum Guaranteed Royalty payments due and owing under this Restated Agreement, shall be immediately due and payable.

(ii)

If Licensor has not cured any such breach or non-performance in accordance with Section 8b above, in addition to all of the other rights and remedies available to Licensee, whether pursuant to the terms of this Restated Agreement at law, in equity or otherwise, Licensee shall have the right to terminate this Restated Agreement without further notice to Licensor.

d.

Effect of Expiration or Termination.       Except as specifically provided herein to the contrary, upon expiration or termination of this Restated Agreement, the rights and licenses granted herein shall terminate and Licensee shall have no further right to use the Trademark in connection with the Merchandise or the Trademark Use Materials. Upon the request of Licensor, Licensee shall immediately execute without further consideration such assignments and other instruments which may be required to be recorded to effect the termination of the licenses and rights granted herein (and the assignments of Licensee’s rights to Licensor). Within twenty (20) days of the expiration or termination of this Restated Agreement, Licensee shall deliver to Licensor all unpaid Royalties together with a final Quarterly Report covering all sales of Merchandise from the end of the period covered by the preceding Quarterly Report through the date of expiration or termination of this Restated Agreement.

e.

Merchandise and Trademark Use Materials.     For one hundred and twenty (120) days after the expiration or termination of this Restated Agreement, Licensee shall have the right to use the Trademark to dispose of any Merchandise manufactured, or ordered and in production, and any piece goods in the possession of Licensee, its agents, manufacturers or subcontractors, on the termination date (the “Sell-Off Period”). Such disposition must be through the same channels used by Licensee prior to the termination date. Within thirty (30) days of the expiration of the Sell-Off Period Licensee shall, at its sole expense, (i) remove or obliterate the Trademark from all Merchandise and Trademark Use Materials from which the Trademark can be removed or obliterated, and (ii) either destroy or deliver to Licensor all Merchandise and Trademark Use Materials from which the Trademark cannot be removed or obliterated.

f.

Assignments.    Except as set forth herein, neither this Restated Agreement nor any of the rights or duties hereunder nor the license granted hereby may be assigned, sub-licensed, encumbered or otherwise transferred in any way by either Party, without the prior written consent and agreement of the other Party, to WalMart, J.C. Penney, Sears Holdings, Federated Department Stores or Kohl’s, or any of their affiliates, successors or assigns (collectively, “Competitive Entities”); provided, however, that Licensor may assign its right to receive payment(s) hereunder. Any such purported assignment, sub-license, encumbrance or other transfer, whether voluntary or involuntary, by operation of law, or otherwise, to a Competitive Entity, including ownership or control of Licensor by a Competitive Entity, shall be null and void and shall constitute a default hereunder by the Party assignor. Notwithstanding the foregoing, Licensee hereby consents and agrees (i) to the transfer or assignment of this Agreement (and related Trademarks), including any and all rights or duties of Licensor hereunder or thereunder, or in connection herewith, by Licensor to a different entity, including a “bankruptcy remote” special purpose entity (“SPE”), (ii) to the assignment and pledging of rights (and related Trademarks) of the Licensor under this Agreement to investors as collateral in a financing or securitization transaction, (iii) to make payments under this Agreement to a designated controlled account, and (iv) to furnish information and take such other measures (at no material cost or disruption to Licensee) which are reasonably requested by Licensor to facilitate the proposed financing or securitization. In the event of a transfer or assignment of this Agreement to a successor licensor hereunder, Licensor shall no longer mean Cherokee Inc. but its successor licensor; provided, however, that once a transfer or assignment is made pursuant to the clauses (i) and (ii) above, any subsequent assignment or transfer to successor licensor hereunder, including but not limited to, any sale or transfer of equity ownership in the SPE, may only be made with the written approval of Licensee, which approval shall not be unreasonably withheld.

g.

Contracts.     Licensee shall have the right to contract the manufacture of the Merchandise and the Trademark Use Materials bearing the Trademark to third party manufacturers, so long as (i) each such contractor shall agree to protection for the Trademark equal to or greater than that provided under the Prior Agreement, (ii) each such contractor shall be meet or exceed Licensee’s Standards of Vendor Engagement and other global compliance procedures and programs, including without limitation, the inspection and quality control procedures set forth therein, (iii) each such contractor shall comply with Licensee’s liquidation guidelines, including without limitation, no sales outside of the United States and payment of a 3% royalty to Licensor on the sale of Merchandise, and (iv) the Merchandise and Trademark Use Materials meet the quality standards set forth in this Restated Agreement.

9.	Warranties.

a.

Licensor warrants and represents that Licensor (i) is free to enter into this Restated Agreement, (ii) has the full power, right and authority to make the grant of rights to Licensee as provided hereunder and that the exercise by Licensee of such rights, as authorized hereunder, shall not violate the rights of any third party, and (iii) is not subject to any obligation which will or might hinder or prevent the full completion and performance by Licensor of any of the covenants and the conditions to be kept and performed by Licensor hereunder.

b.

Licensee hereby represents and warrants that Licensee (i) is free to enter into this Restated Agreement, (ii) is not subject to any obligation which will or might hinder or prevent the full completion and performance by Licensee of any of the covenants and conditions to be kept and performed by Licensee hereunder, and (iii) will ensure that all uses of the Trademark and Trademark Use Materials comply with the terms of this Restated Agreement.

10.	Indemnification and Insurance.

a.

Indemnification of Licensor.     Licensee shall indemnify and hold Licensor and its affiliates, directors, officers, employees and agents harmless from and against any and all liabilities, losses, claims, suits, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising out of or otherwise relating to any claims of third parties against the Licensor involving the design, manufacture, packaging, distribution, promotion, sale, marketing, advertising or other use of the Trademark, the Merchandise or the Trademark Use Materials, by Licensee and/or its contractors, provided that (i) prompt written notice is given to Licensee, upon Licensor becoming aware of any such actual or threatened claims or suits, (ii) Licensee shall have the option to exclusively undertake and conduct the defense and/or settlement of any such claims or suits, (iii) Licensor acts, with the prior consent of Licensee, to mitigate any damages, and (iv) no settlement or attempt at settlement of any such claims or suits is made without the prior written consent of Licensee. Licensee acknowledges that this indemnity does not include those items for which Licensor is indemnifying Licensee in Section 10b or 10c below.

b.

Limitation on Indemnification of Licensor. The foregoing notwithstanding, it is hereby acknowledged that the Parties desire to participate in establishing common law usage of the Cherokee name in the cosmetics, bath and body category, but cannot anticipate what issues, if any, may be raised in that regard. As such Licensor shall defend,indemnify and hold Licensee and its affiliates, directors, officers, employees, and agents harmless, from and against any and all liabilities, losses, claims, suits, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which may be sustained or suffered by or secured against Licensee based upon or arising out of any actual or alleged trademark infringement, unfair competition or infringement of similar proprietary rights, arising solely out of establishing common law usage of the Cherokee name in connection with such goods. The indemnification period will commence upon signing of this Restated Agreement and will extend six (6) months after the date goods are first offered for sale in connection with the use of the Cherokee name in the cosmetics, bath and body category. In the event that Licensor obtains a federal trademark registration of the Cherokee name for the cosmetics, bath and body category, the provisions of Section 10c below shall apply from the date of registration.

c.

Indemnification of Licensee.     Licensor shall defend, indemnify and hold Licensee and its affiliates, directors, officers, employees and agents harmless from and against any and all liabilities, losses, claims, suits, damages, costs and expenses (including, without limitation, reasonable attorney’s fees and expenses) which may be sustained or suffered by or secured against Licensee based upon or arising out of any actual or alleged trademark infringement, unfair competition or infringement of similar proprietary rights, arising solely out of the use by Licensee and/or its contractors of the Trademark as authorized in this Restated Agreement, provided that (i) prompt written notice is given to Licensor, upon Licensee becoming aware of any such actual or threatened claims or suits, (ii) Licensor shall have the option to exclusively undertake and conduct the defense and/or settlement of any such claims or suits, (iii) Licensee acts, with the prior consent of Licensor, to mitigate any damages, and (iv) no settlement or attempt at settlement of any such claims or suits is made without the prior written consent of Licensor.

d.

Insurance.   Licensee shall obtain and maintain throughout the term of this Restated Agreement, at its own expense, general liability insurance and product liability insurance, with a responsible insurance carrier or carriers acceptable to Licensor, providing adequate protection (at least in the amount of $1,000,000 single limits for personal injury or property damage) and naming Licensor as an additional insured. As soon as possible after the execution of this Restated Agreement, Licensee shall deliver to Licensor a fully paid certificate or certificates of insurance, naming Licensor as an additional insured, and providing that such policy or policies are cancelable only after thirty (30) days prior written notice to Licensor. No changes shall be made in such policy or policies of insurance that affect Licensor without written notice of such changes being given to Licensor.

11.                              Confidentiality.

Licensor acknowledges and agrees that any and all reports and financial information disclosed by Licensee pursuant to this Restated Agreement is confidential information commercially valuable to Licensee (hereinafter the “Licensee Information”).  Licensor acknowledges that the Licensee Information is disclosed to Licensor on a confidential basis to be used only as may be expressly permitted by the terms and conditions of this Restated Agreement.  Licensor, its officers, directors, employees, and agents shall protect the Licensee Information as the confidential information and property of Licensee.  Licensor shall not disclose any Licensee Information to any other person, firm, organization, or employee who is not authorized, in writing, by Licensee.  Except as expressly permitted hereunder, the Licensee Information may not be copied, reprinted, duplicated, or recreated in whole or in part without the express written consent of Licensee.  Licensor shall take reasonable action by instruction, agreement or otherwise with respect to Licensor’s employees or other persons permitted to access the Licensee Information to comply fully with Licensor’s obligations hereto with respect to the use, copying, protection, and security of the Licensee Information.  Licensor agrees to return the Licensee Information, and all copies thereof, to Licensee, upon request.  Licensee hereby consents to the disclosure of the License Information to any of the Licensor’s attorneys, accountants and other third parties who have a business “need to know” in connection with any financing or securitization.

12.                                 General Provisions.

a.

Notices.   All notices and other communications required or permitted to be given under this Restated Agreement shall be in writing and shall be delivered either by personal service, facsimile or by prepaid over-night courier service and addressed as follows:

	If to Licensor:	With a copy to:
	Cherokee Inc.	Jeffer Mangels Butler & Marmaro LLP
	6835 Valjean Avenue	1900 Avenue of the Stars; 7th Floor
	Van Nuys, CA 91406	Los Angeles, CA 90067
	Attn: Chief Executive Officer	Attn: Rod S. Berman, Esq.

	If to Licensee:	With a copy to:
	Target Corporation	Target Corporation
	1000 Nicollet Mall	1000 Nicollet Mall
	Minneapolis, MN 55403	Minneapolis, MN 55403
	Attn: SVP Merchandising, Softlines	Attn: General Counsel

                                                If delivered personally, such notices or other communications shall be deemed delivered upon delivery. If sent by fax, such notice or other communications shall be deemed delivered when received, provided that the sender has confirmation of receipt.  If sent by prepaid over-night courier service, such notices or other communications shall be deemed delivered upon delivery or refusal to accept delivery as indicated on the return receipt. Either party may change its address at any time by written notice to the other party as set forth above.

b.                                      Entire Agreement.  This Restated Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and all prior negotiations, discussions, commitments and/or understandings relating thereto, if any, are merged herein.  Effective February 1, 2008, this Restated Agreement shall supersede any and all other agreements and amendments between the Parties, including, without limitation, the Prior Agreement between Licensor and Licensee, and may be modified only by a written agreement signed by duly authorized of each of the Parties.  No representations, oral or otherwise expressed or implied, other than those specifically contained in this Restated Agreement have been made by any party hereto.  No other agreements not referred to or specifically contained herein, oral or otherwise, shall be deemed to exist or to bind any of the Parties hereto.

c.                                       Successors and Assigns.  This Restated Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties.

d.                                      Choice of Law.  The validity, construction and enforcement of this Restated Agreement shall be governed by the laws of the State of California without regard to its choice of law principles.

e.                                       No Waiver.  No waiver by either party, whether express or implied, of any provision of this Restated Agreement or of any breach or default of any party, shall constitute a continuing waiver of such provision or any other provisions of this Restated Agreement, and no such waiver by any party shall prevent such party from acting upon the same or any subsequent breach or default of the other party of the same or any other provision of this Restated Agreement.

f.                                         Disclaimer of Agency.  Nothing in this Restated Agreement shall create a partnership or joint venture or establish the relationship of principal and agent or any other relationship of a similar nature between the parties hereto, and neither Licensee nor Licensor shall have the power to obligate or bind the other in any manner whatsoever.

g.                                      Counterparts. This Restated Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

h.                                      Authority.  Each individual signing on behalf of a party hereto represents and warrants that he or she is authorized to execute this Restated Agreement on behalf of such party.

i.                                          Termination on Insolvency of Licensee.  Licensor may terminate this Restated Agreement if a petition for relief under applicable bankruptcy law is filed by or against Licensee, and is not dismissed within sixty (60) days of such filing, if Licensee makes any assignment for the benefit of its creditors, or if a receiver is appointed for Licensee for all or substantially are of its business interests.

                                                The license and rights granted hereunder are personal to Licensee. No assignee for the benefit of creditors, receiver, debtor in possession, trustee in bankruptcy, sheriff or any other officer of court charged with taking over custody of Licensee’s assets or business shall have any right to continue performance to exploit or in any way use the Trademark if this Restated Agreement is terminated, except as may be required by law.

j.                                          Termination on Insolvency of Licensor.  Licensee may terminate this Restated Agreement, if a petition for relief under applicable bankruptcy law is filed by or against Licensor, and is not dismissed within sixty (60) days of such filing, if Licensor makes any assignment for the benefit of its creditors, or if a receiver is appointed for Licensor for all or substantially all of its business interests.

                                                In the event of such termination, Licensee shall have the right to continue thereafter to import and/or sell any and all Merchandise which Licensee has purchased, produced or committed to purchase prior to the date of termination.

k.                                       Non-Disclosure of Terms.  The existence and content of this Restated Agreement are confidential and are trade secrets, and shall not be released in whole or in part to any third party, or disclosed to any newspaper or other public medium, or in any other fashion whatsoever, without the mutual, prior approval of the Parties, in their sole discretion; except that any party shall have the right to make such disclosures as required by law or court order, or on a “need to know” basis within their respective organizations and related, affiliated and subsidiary companies, and to their respective accounts and attorneys.

The provisions of this Section 12 shall survive the expiration or sooner termination of this Restated Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Restated Agreement effective as of the 1st day of February, 2008.

TARGET CORPORATION		CHEROKEE, INC.

By:	/s/ Patricia M. Adams	By:	/s/ Robert Margolis
	Patricia M. Adams		Robert Margolis
	SVP, Merchandising, Softlines		Chief Executive Officer